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                          OFFER TO SUBLEASE PREMISES



SUBTENANT:               XML Global Technologies Inc.

SUBLANDLORD:             Radical Entertainment Ltd.

PREMISES:                Approximately 4,284 square feet located on the Main
                         floor of 1038 Homer Street, Vancouver, BC

TERM: Approximately Twelve (12) months commencing June 7, 1999 (the "Commencement Date") and ending May 31, 2000 (the "Termination Date"). The Subtenant shall be permitted access to the Premises upon full execution of the Sublease Agreement free of gross rent prior to the Commencement Date.

ANNUAL GROSS RENT:       $23.50 per square foot per annum (excludes in-suite
                         janitorial)

CONDITION OF PREMISES:   The Premises are to be provided "as is" including the
                         furniture (20 chairs & 20 desks) in the Premises as of the date hereof.

DEPOSIT: The Tenant shall submit a deposit cheque in the amount of equal to the first and last months' gross rent plus GST payable to the Sublandlord's agent, CB Richard Ellis Limited (in trust), which represents payment towards the first and last months' gross rent, plus GST. Should this Offer to Sublease be unconditionally accepted, the Subtenant authorizes CB Richard Ellis Limited to transfer the Deposit from its trust account to the Landlord.

EXPANSION/
RENEWAL OPTION:          The Subtenant shall provide three (3) months' prior
                         written notice ("Date of Notice") of its intention to expand by approximately 960 square feet and/or renew this Sublease Agreement with the Sublandlord for an additional period that expires on February 28, 2000.
                         The Sublandlord has three (3) business days from the Date of Notice by the Subtenant to permit the Subtenant to expand and/or extend this sublease agreement after which time if no permission is granted in writing, the sublease shall end on the Termination Date.

SECURITY:                The Sublandlord shall be responsible for "closing
                         off" the doors separating the Premises from the north-east premises the Sublandlord intends to keep.

     The work required herein shall be completed as expeditiously as possible by the Sublandlord using its best efforts.

WE HEREBY AGREE TO THE TERMS CONTAINED HEREIN.

DATED at Vancouver, BC this 5th day of May, 1999,

XML GLOBAL TECHNOLOGIES INC.



Per:________________________________    __________________________________
       (Authorized Signatory)                Witness


WE HEREBY AGREE TO THE TERMS CONTAINED HEREIN.

DATED at Vancouver, BC this 10th day of May, 1999,

RADICAL ENTERTAINMENT LTD.



Per:________________________________    __________________________________
      (Authorized Signatory)                 Witness